As filed with the Securities and Exchange Commission on April 18, 2000
                                                    Registration No. 333-_____

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                               PFSB BANCORP, INC.
   (exact name of registrant as specified in its certificate of incorporation)

MISSOURI                                 6305                   31-1627743
(state or other jurisdiction of    (Primary Standard          (IRS Employer
incorporation or organization)  Classification Code Number)  Identification No.)

                      123 W. LAFAYETTE STREET, P. O. BOX 72
                          PALMYRA, MISSOURI 63461-0072
                                 (573) 769-2134
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                               PFSB BANCORP, INC.
                         2000 STOCK-BASED INCENTIVE PLAN
                            (Full Title of the Plan)
                        --------------------------------

                                          COPIES TO:
ELDON R. METTE                            PAUL M. AGUGGIA, ESQUIRE
PRESIDENT AND CHIEF EXECUTIVE OFFICER     SUZANNE A. WALKER, ESQUIRE
PFSB BANCORP, INC.                        MULDOON, MURPHY & FAUCETTE LLP
123 W. LAFAYETTE STREET, P.O. BOX 72      5101 WISCONSIN AVENUE, N.W.
PALMYRA, MISSOURI 63461-0072              WASHINGTON, DC  20016
(573) 769-2134                            (202) 362-0840
(Name, address, including zip code, and telephone number, including area code, of agent for service)

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As
              soon as practicable after this Registration Statement
                               becomes effective.

 If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
                      1933, check the following box. / X /

=================================================================================================
   Title of each Class of     Amount to be  Proposed Purchase  Estimated Aggregate  Registration
Securities to be Registered  Registered(1)   Price Per Share     Offering Price         Fee
-------------------------------------------------------------------------------------------------
     Common Stock               55,900
    $.01 par Value             Shares (2)        $10.25 (3)        $572,975           $151
-------------------------------------------------------------------------------------------------
     Common Stock               22,360
    $.01 par Value             Shares (4)        $11.00 (5)        $245,960           $ 65
=================================================================================================

(1)Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the PFSB Bancorp, Inc. 2000 Stock-Based Incentive Plan (the "Plan") as the result of a stock split, stock dividend or similar adjustment of the outstanding Common Stock of PFSB Bancorp, Inc. pursuant to 17 C.F.R.
   Section 230.416(a).
(2)Represents the total number of shares currently reserved or available for issuance as options pursuant to the Plan.
(3)Exercise price of $10.25 per share at which options for 55,900 shares under the Plan have been granted to date.
(4)Represents the total number of shares currently reserved or available for issuance as restricted stock awards under the Plan.
(5)The market value of the Common Stock on April 11, 2000, at which the 22,360 shares may be issued to satisfy restricted awards under the Plan.

THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE IMMEDIATELY UPON FILING IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, (THE "SECURITIES ACT") AND 17 C.F.R. SECTION 230.462.

Number of Pages 26
Exhibit Index begins on Page 9

PFSB BANCORP, INC.

PART I     INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEMS 1 & 2. The documents containing the information for the PFSB Bancorp, Inc. (the "Company" or the "Registrant") 2000 Stock-Based Incentive Plan (the "Plan") required by Part I of the Registration Statement will be sent or given to the participants in the Plan as specified by Rule 428(b)(1). Such documents are not filed with the Securities and Exchange Commission (the "SEC") either as a part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 in reliance on Rule 428.

PART II   INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed or to be filed with the SEC are incorporated by reference in this Registration Statement:

      (a) The Form 10-KSB filed by the Registrant (File No. 000-25355) with the SEC on December 28, 1999, which includes the consolidated balance sheets of PFSB Bancorp, Inc. and subsidiary as of September 30, 1999 and 1998, and the related consolidated statements of income, equity, and cash flows for the years then ended.

      (b) The Form 10-QSB filed by the Registrant for the fiscal quarter ended December 31, 1999 (File No. 000-25355), filed with the SEC on February 14, 2000.

      (c) The description of Registrant's Common Stock contained in Registrant's Form 8-A (File No. 000-25355), as filed with the SEC pursuant to Section 12(g) of the Securities Exchange Act of 1934 (the "Exchange Act") and Rule 12b-15 promulgated thereunder, on February 4, 1999 as incorporated by reference from the Company's Registration Statement on Form SB-2 (SEC File No. 333-69191).

      (d) All documents  filed by the  Registrant  pursuant to Section 13(a) and
(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which deregisters all securities then remaining unsold.

       ANY STATEMENT CONTAINED IN THIS REGISTRATION STATEMENT, OR IN A DOCUMENT INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN, SHALL BE DEEMED TO BE MODIFIED OR SUPERSEDED FOR PURPOSES OF THIS REGISTRATION STATEMENT TO THE EXTENT THAT A STATEMENT CONTAINED HEREIN, OR IN ANY OTHER SUBSEQUENTLY FILED DOCUMENT WHICH ALSO IS INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN, MODIFIES OR SUPERSEDES SUCH STATEMENT. ANY SUCH STATEMENT SO MODIFIED OR SUPERSEDED SHALL NOT BE DEEMED, EXCEPT AS SO MODIFIED OR SUPERSEDED, TO CONSTITUTE A PART OF THIS REGISTRATION STATEMENT.

ITEM 4.  DESCRIPTION OF SECURITIES.

      The common stock to be offered pursuant to the Plan has been registered pursuant to Section 12 of the Exchange Act. Accordingly, a description of the common stock is not required herein.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

      None.

      The validity of the common stock offered hereby has been passed upon for the Registrant by the firm of Muldoon, Murphy & Faucette LLP, Washington, D.C.


ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Directors and officers of the Registrant are indemnified and held harmless against liability to the fullest extent permissible by the general corporation law of Missouri as it currently exists or as it may be amended provided any such amendment provides broader indemnification provisions than currently exist. This indemnification applies to the Board of Directors who administer the Plan.

                          ARTICLE IX - INDEMNIFICATION

      9.1 The Corporation shall and does hereby indemnify any person who is or was a Director or executive officer of the Corporation or any subsidiary against any and all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement and reasonably incurred by such person in connection with any threatened, pending or completed civil, criminal, administrative or investigative action, suit, proceeding or claim (including any action by or in the right of the Corporation or a subsidiary) by reason of the fact that such person is or was serving in such capacity; provided, however, that no such
                                               --------   -------
person shall be entitled to any indemnification pursuant to this Article IX on account of (i) conduct which is finally adjudged to have been knowingly fraudulent or deliberately dishonest or to have constituted willful misconduct, or (ii) an accounting for profits pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended from time to time, or pursuant to a successor statute or regulation.

      9.2 The Corporation may, to the extent that the Board of Directors deems appropriate and as set forth in a Bylaw or authorizing resolution, indemnify any person who is or was a non-executive officer, or employee or agent of the Corporation or any subsidiary or who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including an employee benefit plan) against any and all expenses (including attorneys' fees), judgements, fines and amounts paid in settlement and reasonably incurred by such person in connection with any threatened, pending or completed civil, criminal, administrative or investigative action, suit, proceeding or claim (including an action by or in the right of the Corporation or a subsidiary) by reason of the fact that such person is or was serving in such capacity; provided, however,
                                                             --------   -------
that no such person  shall be entitled to any  indemnification  pursuant to this
Section 9.2 on account of (i) conduct which is finally adjudged to have been knowingly fraudulent or deliberately dishonest or to have constituted willful misconduct, or (ii) an accounting for profits pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended from time to time, or pursuant to a successor statute or regulation.

      9.3 The Corporation may, to the extent that the Board of Directors deems appropriate, make advances of expenses, including attorneys' fees, incurred prior to the final disposition of a civil, criminal, administrative or investigative action, suit, proceeding or claim (including an action by or in the right of the Corporation or a subsidiary) to any person to whom indemnification is or may be available under this Article IX; provided, however,
                                                              --------  -------
that prior to making any advances, the Corporation shall receive a written undertaking by or on behalf of such person to repay such amounts advanced in the event that it shall be ultimately determined that such person is not entitled to such indemnification.

      9.4 The indemnification and other rights provided by this Article IX shall not be deemed exclusive of any other rights to which a person to whom indemnification is or otherwise may be available (under these Articles of Incorporation or the Bylaws or any agreement or vote of shareholders or disinterested Directors or otherwise), may be entitled. The Corporation is authorized to purchase and maintain insurance on behalf of the Corporation or any person to whom indemnification is or may be available against any liability asserted against such person in, or arising out of, such person's status as Director, officer, employee or agent of the Corporation, any of its subsidiaries or another corporation, partnership, joint venture, trust or other enterprise (including an employee benefit plan) which such person is serving at the request of the Corporation.

      9.5 Each person to whom indemnification is granted under this Article IX is entitled to rely upon the indemnification and other rights granted hereby as a contract with the Corporation and such person and such person's heirs, executors, administrators and estate shall be entitled to enforce against the Corporation all indemnification and other rights granted to such person by Sections 9.1 and 9.3 and this Article IX. The indemnification and other rights granted by Sections 9.1 and 9.3 and this Section 9.5 shall survive amendment, modification or repeal of this Article IX, and no such amendment, modification or repeal shall act to reduce, terminate or otherwise adversely affect the rights to indemnification granted hereby, with respect to any expenses, judgments, fines and amounts paid in settlement incurred by a person to whom indemnification is granted under this Article IX with respect to an action, suit, proceeding or claim that arises out of acts or omissions of such person that occurred prior to the effective date of such amendment, modification or repeal.

      Any  indemnification  granted  by the  Board of  Directors  pursuant  this
Article IX shall inure to the person to whom the indemnification is granted and such person's heirs, executors, administrators and estate; provided, however,
                                                              --------  -------
that such indemnification may be changed, modified or repealed, at any time or from time to time, at the discretion of the Board of Directors, and the survival of such indemnification shall be in accordance with terms determined by the Board of Directors.

      9.6 For the purposes of this Article IX, "subsidiary" shall mean any corporation, partnership, joint venture, trust or other enterprise of which a majority of the voting power, equity or ownership interest is directly or indirectly owned by the Corporation.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

      Not applicable.


ITEM 8.   LIST OF EXHIBITS.

      The following exhibits are filed herewith (numbering corresponds generally to Exhibit Table in Item 601 of Regulation S-K):

      4        PFSB Bancorp, Inc. 2000 Stock-Based Incentive Plan.

      5 Opinion of Muldoon, Murphy & Faucette LLP as to the legality of the Common Stock to be issued.

      23.0 Consent of Muldoon, Murphy & Faucette LLP (contained in the opinion included in Exhibit 5).

      23.1     Consent of Moore, Horton & Carlson, P.C.

      24       Power of Attorney is located on the signature pages.
--------------------------

ITEM 9.   UNDERTAKINGS

      The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

            (iii) To include any material  information  with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement unless the information required by (i) and (ii) is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement;

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.


      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such directors, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act, PSFB Bancorp, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Palmyra, Missouri, on April 18, 2000.

                                    PFSB BANCORP, INC.



                                    By: /s/ Eldon R. Mette
                                        --------------------------------------
                                        Eldon R. Mette
                                        President & Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

      KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below (other than Mr. Mette) constitutes and appoints Mr. Nelson and Mr. Mette hereby constitutes and appoints Ronald L. Nelson, as the true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments to the Form S-8 Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, respectively, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and things requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


    Name                       Title                                Date
    ----                       -----                                ----


/s/ Eldon R. Mette             Chief Executive Officer           April 18, 2000
----------------------------   President and Director
Eldon R. Mette                 (principal executive officer)


/s/ Ronald L. Nelson           Vice President and                April 18, 2000
----------------------------   Treasurer
Ronald L. Nelson               (principal accounting
                               and financial officer)

/s/ L. Edward Schaeffer       Chairman of the Board             April 18, 2000
---------------------------
L. Edward Schaeffer


/s/ Glenn J. Maddox           Vice Chairman of the Board        April 18, 2000
----------------------------
Glenn J. Maddox


/s/ Albert E. Davis           Director                          April 18, 2000
----------------------------
Albert E. Davis


/s/ Robert M. Dearing         Director                          April 18, 2000
----------------------------
Robert M. Dearing


/s/ James D. Lovegreen        Director                          April 18, 2000
----------------------------
James D. Lovegreen


/s/ Donald L. Slavin          Director                          April 18, 2000
----------------------------
Donald L. Slavin


                                     EXHIBIT INDEX
                                     -------------


                                                                                       Sequentially
                                                                                        Numbered
                                                                                          Page
Exhibit No.   Description                             Method of Filing                  Location
-----------   -------------------------------------   ------------------------------  -------------

    4         PFSB Bancorp, Inc. 2000 Stock-           Filed herewith.                     --
              Based Incentive Program

    5         Opinion of Muldoon, Murphy               Filed herewith.
              Faucette LLP

  23.0        Consent of Muldoon, Murphy               Contained in Exhibit 5.
              Faucette LLP

  23.1        Accountants Consent                      Filed herewith.

   24         Power of Attorney                        Located on the signature page.      --

